[DESCRIPTION]    COMPUTATION OF INCOME (LOSS) PER SHARE

                                  EXHIBIT 11.1

                     COMPUTATION OF INCOME (LOSS) PER SHARE
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
                                                   1996            1995
                                               ------------    ------------
 Loss before extraordinary gain                ($  836,452)    ($  879,983)
 Extraordinary gain from early
  retirement of debt                               232,909
                                                -----------     -----------
 Net loss                                      ($  603,543)    ($  879,983)
                                                ===========     ===========

Primary loss per share:
  Adjustments to shares outstanding:
    Actual weighted average shares outstanding   4,019,069       2,885,057
    Net reduction in shares upon conversion of
     warrants and options                      (   168,179)    (    54,203)
                                                -----------     -----------
     Adjusted shares outstanding                 3,850,890       2,830,854
                                                ===========     ===========

  Primary loss per share:
   Loss before extraordinary gain              ($      .22)    ($      .31)
   Extraordinary gain                                  .06
                                                -----------     -----------
   Net loss                                    ($      .16)    ($      .31)
                                                ===========     ===========
Fully diluted loss per share:
 Adjustments to net loss:
  Net loss                                     ($  603,543)    ($  879,983)
  Elimination of convertible notes interest
   expense                                                         104,448
  Elimination of deferred financing fees                       (    33,027)
                                                -----------     -----------
     Adjusted net loss                         ($  603,543)    ($  808,562)
                                                ===========     ===========

 Adjustments to shares outstanding:
  Actual weighted average shares outstanding     4,019,069       2,885,057
  Additional shares issuable upon conversion of
   Convertible Notes into 15% of the Common
    Stock outstanding                                              315,269
  Pre-emptive shares                                                11,701
  Net reduction in shares upon conversion of
   warrants and options                       (    675,244)   (     54,203)
                                               ------------    ------------
    Adjusted shares outstanding                  3,343,825       3,157,824
                                               ============    ============
  Fully diluted loss per share:
   Loss before extraordinary gain              ($      .25)
   Extraordinary gain                                  .07
                                               ------------    ------------
   Net loss                                    ($      .18)          *
                                               ============    ============

*Per share amount is anti-dilutive and therefore not presented.

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